EXHIBIT 10.47

                DESCRIPTION OF GUIDELINES FOR SENIOR EXECUTIVE
                   COMPENSATION BASED ON PERFORMANCE GOALS

The following is a description of certain policies and procedures adopted by the Compensation Committee (the "Committee") of the Board of Directors of Triton Energy Limited (the "Company") intended to establish guidelines for determining annual bonuses for senior management of the Company as approved by the shareholders of the Company at its 1996 Annual Meeting:

     The Committee has established annual guidelines for senior executive compensation giving greater weight to the Company's share price performance compared to that of other companies in a peer group selected by the Committee than to any other factor.

     Under the policies and procedures adopted by the Committee, the Committee (or a subcommittee consisting solely of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code) will, within 90 days after the commencement of each fiscal year, establish various performance goals for the then current year utilizing the following criteria ("Operating Criteria"):

     -          Actual  to  planned  performance;
     - Increases in proved and probable reserves and success in achieving significant new discoveries;
     -          Increases  in  operating  cash  flow;
     -          Improvements  in  capitalization  and  financing  costs;
     -          Increases  in  production;  and
     - Successful implementation and operation of expense control measures.

     Within the same 90 day period the Committee (or an appropriate subcommittee) will determine the relative weight to be given achievement of various Operating Criteria and to the stock market performance of the Company's Ordinary Shares compared to the average performance of the shares of the companies in the selected peer group for the fiscal year in question. The Operating Criteria and share price performance objectives will be considered the "Performance Goals" for the year.

     As soon as practicable after each year end the Committee (or an appropriate subcommittee) will review the Company's and management's performance in achieving the pre-determined Performance Goals for the then ended fiscal year in determining senior management (i.e., the Chief Executive Officer and the Senior and Executive Vice Presidents who directly report to the Chief Executive Officer) annual bonuses and base salary adjustments. If the maximum Performance Goals are achieved, which the Committee would consider "outstanding", bonuses equal to 100% of the then ended fiscal year's base salary will be awarded to the Chief Executive Officer and 75% of the then ended fiscal year's base salary will be awarded to senior executives who report to the Chief Executive Officer, provided that no bonus awarded to any individual executive officer under these procedures will exceed $1 million. The Committee would award smaller bonuses if the Performance Goals were achieved to a lesser extent. The Committee retains the discretion to award stock options to eligible recipients, including senior management.